UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report: January 25, 2018

(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33145

Delaware	36-2257936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3001 Colorado Boulevard

Denton, Texas 76210

(Address of principal executive offices)

(940) 898-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2018, Mr. Matthew O. Haltom notified Sally Beauty Holdings, Inc. (the “Company”) that he is resigning from his position as Senior Vice President, General Counsel and Secretary effective immediately. Mr. Haltom’s resignation was not the result of any disagreement with the Company regarding its operations, policies, practices or otherwise.

The Company and Mr. Haltom have entered into a separation agreement, pursuant to which Mr. Haltom will receive, in exchange for his release of all potential claims against the Company, twelve (12) equal monthly installments of $41,666.67, with the first installment payable in a single lump sum within twenty-one (21) days following the effective date of the separation agreement, and each subsequent monthly installment payable in a single lump sum on the first of each month subject to Mr. Haltom’s continued compliance with the terms of the separation agreement. In addition, the Company will pay Mr. Haltom an amount equal to $40,936.24 which represents the Company’s cost of health insurance continuation under COBRA for a period of twelve (12) months. The foregoing description of Mr. Haltom’s separation agreement is qualified in its entirety by reference to the full text of the separation agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Also on January 25, 2018, the Board of Directors of the Company appointed Mr. John Henrich as Interim General Counsel and Secretary of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Separation Agreement dated January 26, 2018 between Sally Beauty Holdings, Inc. and Matthew O. Haltom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

Date: January 26, 2018	/s/ Christian A. Brickman
Christian A. Brickman
Director, President and Chief Executive Officer